Exhibit 10.8

5601 Granite Parkway, Suite 740	Plano, Texas 75024-6654	T 972.377.0300	F 972.377.0307	bvafirm.com
BUSINESS
VALUATION
ADVISORS

February 17, 2009

Board of Directors of CLST Holdings, Inc.

17304 Preston Road, Suite 420

Dallas, Texas 75252

Dear Directors:

Pursuant to our engagement letter dated December 17, 2008, you have requested that Business Valuation Advisors LLC (“BVA”) provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to the nonaffiliated stockholders of CLST Holdings, Inc. (“CLST” or the “Company”) of the consideration to be paid by CLST in the transaction discussed below (the “Transaction”).

The Transaction

We understand that CLST Asset III, LLC, which is indirectly wholly owned by CLST, is today consummating the acquisition of two receivable portfolios, Portfolio A and Portfolio B, collectively referred to as the “Portfolios,” from Fair Finance Company (“Fair”), Timothy S. Durham, and James F. Cochran (collectively, the “Seller”). In connection with the Transaction, CLST will pay total consideration of $3,594,354, with 50 percent being paid in cash, 25 percent being paid in the form of newly issued shares of CLST common stock, and the remaining 25 percent being financed with note payables to the Seller (the “Seller Notes”). The Seller Notes relating to Portfolio A will be payable in 11 quarterly installments, each consisting of equal principal payments, plus all interest accrued through such payment date at a rate of 4.0 percent plus the London interbank offered rate (“LIBOR”). The Seller Notes relating to Portfolio B will be payable in 21 quarterly installments, each consisting of equal principal payments, plus all interest accrued through such payment date at a rate of 4.0 percent plus LIBOR.

Scope of Analysis

In connection with this Opinion, BVA conducted various procedures, investigations, and financial analyses with respect to the preparation of our Opinion including, but not limited to, the following:

1.	Reviewed the Purchase and Sale Agreement (the “Purchase Agreement”) by and between the Seller and CLST;
2.	Reviewed the Limited Liability Company Agreement of CLST Asset III, LLC;
3.	Reviewed a memorandum from Whitley Penn LLP to the Company regarding net operating loss carry forwards;
4.	Reviewed an internal balance sheet as of November 30, 2008 for CLST, which management represented to be the latest data available;

5.	Reviewed certain accounting entries provided by CLST management for CLST’s recent acquisition of the FCC Texas bulk portfolio;
6.	Reviewed minutes of the Company’s Board of Directors meetings for the previous 12 months;
7.

Reviewed summary information provided by Fair regarding the outstanding balances of the Portfolios as well as other statistics, such as weighted average remaining life, aging, and weighted average interest rate among others;

8.	Reviewed detailed cash flow models provided by Fair management for the FCC Texas bulk portfolio and the Portfolios;
9.	Reviewed investment memoranda prepared by Fair relating to the Portfolios;
10.	Reviewed an offering circular for Fair dated July 24, 2008;
11.	Reviewed sample contracts of the loans in the Portfolios provided by Fair;
12.	Reviewed and analyzed information obtained from the capital markets;
13.	Discussed the operations, financial conditions, future prospects, and projected operations and performance of CLST and the Portfolios with the management of CLST and Fair;
14.

Reviewed certain publicly available and privately provided financial statements and other business and financial information of CLST, Fair, and the Portfolios, respectively, and the industry in which CLST and Fair operate;

15.	Reviewed certain financial forecasts provided by CLST’s management relating to CLST future earnings;
16.	Reviewed CLST’s historical trading price and trading volume for its publicly traded stock; and
17.	Conducted such other analyses and considered such other factors as we deemed appropriate.

Limiting Conditions and Assumptions

This Opinion is subject to the terms and conditions of our engagement letter. In performing our analyses and rendering this Opinion, BVA, with your consent:

1.

Relied upon the accuracy, completeness, and fair presentation in all material respects of any and all information obtained from public sources or provided to it from private sources, including the management of CLST and Fair. BVA did not independently verify such information;

2.

Assumed that any estimates, forecasts, projections, and assumptions furnished to BVA were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing such information and that such forecasts and projections are achievable as presented;

3.	Assumed that the final versions of all documents reviewed in draft form by BVA conform in all material respects to the drafts reviewed;
4.	Assumed that information supplied to BVA and representations and warranties made in the Purchase Agreement are substantially accurate;
5.

Assumed that all of the conditions required to implement the Transaction will be satisfied and that the Transaction will be completed in accordance with the Purchase Agreement without any amendments thereto or any waivers of any terms or conditions thereof;

6.

Relied upon the fact that the Board of Directors and CLST have been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction have been duly, validly and timely taken; and

7.

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on CLST, Fair, or the contemplated benefits expected to be derived in the Transaction.

In our analysis and in connection with the preparation of this Opinion, BVA has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

BVA did not make any independent evaluation of any of the forecasts or projections with which it was furnished. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of CLST’s or Fair’s credit worthiness, tax advice, or accounting advice. BVA has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of CLST, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, and therefore, BVA has assumed that such terms are the most beneficial terms, from CLST’s perspective, that could, under the circumstances, be negotiated among the parties to the Purchase Agreement and the Transaction, or (c) advise the Board of Directors or any other party with respect to alternatives to the Transaction. BVA has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors and may not translate to any other purposes. This Opinion (a) does not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (b) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Transaction, or whether to proceed with the Transaction or any related transaction, and (c) does not indicate that the consideration paid is the best price possibly attainable under any circumstances; instead, it merely states whether the consideration in the Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of BVA to any party.

BVA has prepared this Opinion effective as of the date of this letter. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and BVA disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of BVA after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting this Opinion after the date hereof and prior to the completion of the Transaction, BVA reserves the right to change, modify or withdraw this Opinion.

This Opinion, or excerpts thereof, may be included in any public filing distributed to stockholders of the Company in connection with the Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission.

Except as described above, this Opinion is not intended for general circulation or publication, nor is it to be reproduced, used for any other purpose, or distributed to third parties without our express written consent.

BVA has not had any material relationship with any party to the Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, BVA is of the opinion that as of the date hereof, the consideration to be paid by CLST in the Transaction is fair, from a financial point of view, to the nonaffiliated stockholders of the Company.

Respectfully submitted,

/s/ Business Valuation Advisors LLC
Business Valuation Advisors LLC